 Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 27, 2023, in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-274245) and related joint proxy statement/prospectus relating to the proposed combination of Banc of California, Inc. and PacWest Bancorp.

/s/ Ernst & Young LLP

Irvine, CA
October 16, 2023